                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                             (Amendment No.      )*



                              Westower Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)



                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                   96121E101
--------------------------------------------------------------------------------
                                 (CUSIP Number)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]   Rule 13d-1(b)

     [X]   Rule 13d-1(c)

     [ ]   Rule 13d-1(d)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  96121E101
           ---------------------

--------------------------------------------------------------------------------

     1) Names of Reporting Person

        S.S. or I.R.S. Identification No. of Above Person

           Tudor Investment Corporation
        ------------------------------------------------------------------------
           22-2514825
        ------------------------------------------------------------------------

--------------------------------------------------------------------------------

     2) Check the Appropriate Box if a Member of a Group (See Instructions)
        (a)
              ------------------------------------------------------------------

        (b)       X
              ------------------------------------------------------------------

--------------------------------------------------------------------------------

     3) SEC Use Only
                        --------------------------------------------------------

--------------------------------------------------------------------------------

     4) Citizenship or Place of Organization    Delaware
                                              ----------------------------------
--------------------------------------------------------------------------------
               (5) Sole Voting Power                          0
                                       -----------------------------------------
Number of      -----------------------------------------------------------------
Shares         (6) Shared Voting Power                  396,580
Beneficially                              --------------------------------------
Owned by       -----------------------------------------------------------------
Each           (7) Sole Dispositive Power                     0
Reporting                                   ------------------------------------
Person         -----------------------------------------------------------------
With           (8) Shared Dispositive Power             396,580
                                              ----------------------------------

--------------------------------------------------------------------------------

     9) Aggregate Amount Beneficially Owned by Each Reporting Person     396,580
                                                                       ---------
--------------------------------------------------------------------------------

     10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)
                               -------------------------------------------------
--------------------------------------------------------------------------------

     11)  Percent of Class Represented by Amount in Row 9     4.9%
                                                            --------------------
--------------------------------------------------------------------------------

     12)  Type of Reporting Person (See Instructions)     CO
                                                        ------------------------
--------------------------------------------------------------------------------

CUSIP No.  96121E101
           ---------------------

--------------------------------------------------------------------------------

     1) Names of Reporting Person

        S.S. or I.R.S. Identification No. of Above Person

           Paul Tudor Jones, II
        ------------------------------------------------------------------------

        ------------------------------------------------------------------------

--------------------------------------------------------------------------------

     2) Check the Appropriate Box if a Member of a Group (See Instructions)
        (a)
              ------------------------------------------------------------------

        (b)       X
              ------------------------------------------------------------------

--------------------------------------------------------------------------------

     3) SEC Use Only
                        --------------------------------------------------------

--------------------------------------------------------------------------------

     4) Citizenship or Place of Organization    USA
                                              ----------------------------------
--------------------------------------------------------------------------------
               (5) Sole Voting Power                          0
                                       -----------------------------------------
Number of      -----------------------------------------------------------------
Shares         (6) Shared Voting Power                  424,600
Beneficially                              --------------------------------------
Owned by       -----------------------------------------------------------------
Each           (7) Sole Dispositive Power                     0
Reporting                                   ------------------------------------
Person         -----------------------------------------------------------------
With           (8) Shared Dispositive Power             424,600
                                              ----------------------------------

--------------------------------------------------------------------------------

     9) Aggregate Amount Beneficially Owned by Each Reporting Person     424,600
                                                                       ---------
--------------------------------------------------------------------------------

     10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)
                               -------------------------------------------------
--------------------------------------------------------------------------------

     11)  Percent of Class Represented by Amount in Row 9     5.2%
                                                            --------------------
--------------------------------------------------------------------------------

     12)  Type of Reporting Person (See Instructions)     IN
                                                        ------------------------
--------------------------------------------------------------------------------

CUSIP No.  96121E101
           ---------------------

--------------------------------------------------------------------------------

     1) Names of Reporting Person

        S.S. or I.R.S. Identification No. of Above Person

           Tudor BVI Futures, Ltd.
        ------------------------------------------------------------------------

        ------------------------------------------------------------------------

--------------------------------------------------------------------------------

     2) Check the Appropriate Box if a Member of a Group (See Instructions)
        (a)
              ------------------------------------------------------------------

        (b)       X
              ------------------------------------------------------------------

--------------------------------------------------------------------------------

     3) SEC Use Only
                        --------------------------------------------------------

--------------------------------------------------------------------------------

     4) Citizenship or Place of Organization    British Virgin Islands
                                              ----------------------------------
--------------------------------------------------------------------------------
               (5) Sole Voting Power                          0
                                       -----------------------------------------
Number of      -----------------------------------------------------------------
Shares         (6) Shared Voting Power                  112,605
Beneficially                              --------------------------------------
Owned by       -----------------------------------------------------------------
Each           (7) Sole Dispositive Power                     0
Reporting                                   ------------------------------------
Person         -----------------------------------------------------------------
With           (8) Shared Dispositive Power             112,605
                                              ----------------------------------

--------------------------------------------------------------------------------

     9) Aggregate Amount Beneficially Owned by Each Reporting Person     112,605
                                                                       ---------
--------------------------------------------------------------------------------

     10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)
                               -------------------------------------------------
--------------------------------------------------------------------------------

     11)  Percent of Class Represented by Amount in Row 9     1.4%
                                                            --------------------
--------------------------------------------------------------------------------

     12)  Type of Reporting Person (See Instructions)     CO
                                                        ------------------------
--------------------------------------------------------------------------------

CUSIP No.  96121E101
           ---------------------

--------------------------------------------------------------------------------

     1) Names of Reporting Person

        S.S. or I.R.S. Identification No. of Above Person

           Tudor Proprietary Trading, L.L.C.
        ------------------------------------------------------------------------
           13-3720063
        ------------------------------------------------------------------------

--------------------------------------------------------------------------------

     2) Check the Appropriate Box if a Member of a Group (See Instructions)
        (a)
              ------------------------------------------------------------------

        (b)       X
              ------------------------------------------------------------------

--------------------------------------------------------------------------------

     3) SEC Use Only
                        --------------------------------------------------------

--------------------------------------------------------------------------------

     4) Citizenship or Place of Organization    Delaware
                                              ----------------------------------
--------------------------------------------------------------------------------
               (5) Sole Voting Power                          0
                                       -----------------------------------------
Number of      -----------------------------------------------------------------
Shares         (6) Shared Voting Power                   28,020
Beneficially                              --------------------------------------
Owned by       -----------------------------------------------------------------
Each           (7) Sole Dispositive Power                     0
Reporting                                   ------------------------------------
Person         -----------------------------------------------------------------
With           (8) Shared Dispositive Power              28,020
                                              ----------------------------------

--------------------------------------------------------------------------------

     9) Aggregate Amount Beneficially Owned by Each Reporting Person     28,020
                                                                       ---------
--------------------------------------------------------------------------------

     10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)
                               -------------------------------------------------
--------------------------------------------------------------------------------

     11)  Percent of Class Represented by Amount in Row 9     0.3%
                                                            --------------------
--------------------------------------------------------------------------------

     12)  Type of Reporting Person (See Instructions)     OO
                                                        ------------------------
--------------------------------------------------------------------------------

CUSIP No.  96121E101
           ---------------------

--------------------------------------------------------------------------------

     1) Names of Reporting Person

        S.S. or I.R.S. Identification No. of Above Person

        The Raptor Global Fund L.P.
        ------------------------------------------------------------------------
           13-3735415
        ------------------------------------------------------------------------

--------------------------------------------------------------------------------

     2) Check the Appropriate Box if a Member of a Group (See Instructions)
        (a)
              ------------------------------------------------------------------

        (b)       X
              ------------------------------------------------------------------

--------------------------------------------------------------------------------

     3) SEC Use Only
                        --------------------------------------------------------

--------------------------------------------------------------------------------

     4) Citizenship or Place of Organization    Delaware
                                              ----------------------------------
--------------------------------------------------------------------------------
               (5) Sole Voting Power                          0
                                       -----------------------------------------
Number of      -----------------------------------------------------------------
Shares         (6) Shared Voting Power                   56,900
Beneficially                              --------------------------------------
Owned by       -----------------------------------------------------------------
Each           (7) Sole Dispositive Power                     0
Reporting                                   ------------------------------------
Person         -----------------------------------------------------------------
With           (8) Shared Dispositive Power              56,900
                                              ----------------------------------

--------------------------------------------------------------------------------

     9) Aggregate Amount Beneficially Owned by Each Reporting Person     56,900
                                                                       ---------
--------------------------------------------------------------------------------

     10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)
                               -------------------------------------------------
--------------------------------------------------------------------------------

     11)  Percent of Class Represented by Amount in Row 9     0.7%
                                                            --------------------
--------------------------------------------------------------------------------

     12)  Type of Reporting Person (See Instructions)     PN
                                                        ------------------------
--------------------------------------------------------------------------------

CUSIP No.  96121E101
           ---------------------

--------------------------------------------------------------------------------

     1) Names of Reporting Person

        S.S. or I.R.S. Identification No. of Above Person

           The Raptor Global Fund Ltd.
        ------------------------------------------------------------------------

        ------------------------------------------------------------------------

--------------------------------------------------------------------------------

     2) Check the Appropriate Box if a Member of a Group (See Instructions)
        (a)
              ------------------------------------------------------------------

        (b)       X
              ------------------------------------------------------------------

--------------------------------------------------------------------------------

     3) SEC Use Only
                        --------------------------------------------------------

--------------------------------------------------------------------------------

     4) Citizenship or Place of Organization    Cayman Islands
                                              ----------------------------------
--------------------------------------------------------------------------------
               (5) Sole Voting Power                          0
                                       -----------------------------------------
Number of      -----------------------------------------------------------------
Shares         (6) Shared Voting Power                  199,593
Beneficially                              --------------------------------------
Owned by       -----------------------------------------------------------------
Each           (7) Sole Dispositive Power                     0
Reporting                                   ------------------------------------
Person         -----------------------------------------------------------------
With           (8) Shared Dispositive Power             199,593
                                              ----------------------------------

--------------------------------------------------------------------------------

     9) Aggregate Amount Beneficially Owned by Each Reporting Person     199,593
                                                                       ---------
--------------------------------------------------------------------------------

     10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)
                               -------------------------------------------------
--------------------------------------------------------------------------------

     11)  Percent of Class Represented by Amount in Row 9     2.4%
                                                            --------------------
--------------------------------------------------------------------------------

     12)  Type of Reporting Person (See Instructions)     CO
                                                        ------------------------
--------------------------------------------------------------------------------

CUSIP No.  96121E101
           ---------------------

--------------------------------------------------------------------------------

     1) Names of Reporting Person

        S.S. or I.R.S. Identification No. of Above Person

           The Upper Mill Capital Appreciation Fund Ltd.
        ------------------------------------------------------------------------

        ------------------------------------------------------------------------

--------------------------------------------------------------------------------

     2) Check the Appropriate Box if a Member of a Group (See Instructions)
        (a)
              ------------------------------------------------------------------

        (b)       X
              ------------------------------------------------------------------

--------------------------------------------------------------------------------

     3) SEC Use Only
                        --------------------------------------------------------

--------------------------------------------------------------------------------

     4) Citizenship or Place of Organization    Cayman Islands
                                              ----------------------------------
--------------------------------------------------------------------------------
               (5) Sole Voting Power                          0
                                       -----------------------------------------
Number of      -----------------------------------------------------------------
Shares         (6) Shared Voting Power                   27,482
Beneficially                              --------------------------------------
Owned by       -----------------------------------------------------------------
Each           (7) Sole Dispositive Power                     0
Reporting                                   ------------------------------------
Person         -----------------------------------------------------------------
With           (8) Shared Dispositive Power              27,482
                                              ----------------------------------

--------------------------------------------------------------------------------

     9) Aggregate Amount Beneficially Owned by Each Reporting Person     27,482
                                                                       ---------
--------------------------------------------------------------------------------

     10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)
                               -------------------------------------------------
--------------------------------------------------------------------------------

     11)  Percent of Class Represented by Amount in Row 9     0.3%
                                                            --------------------
--------------------------------------------------------------------------------

     12)  Type of Reporting Person (See Instructions)     CO
                                                        ------------------------
--------------------------------------------------------------------------------

Item 1(a).  Name of Issuer:

            Westower Corporation

Item 1(b).  Address of Issuer's Principal Executive Offices:


            7001 NE 40th Avenue
            Vancouver, WA 98661

Item 2(a).  Name of Person Filing:

            Tudor Investment Corporation ("TIC")
            Paul Tudor Jones, II
            Tudor BVI Futures, Ltd. ("Tudor BVI")
            Tudor Proprietary Trading, L.L.C. ("TPT")
            The Raptor Global Fund L.P. ("Raptor L.P.")
            The Raptor Global Fund Ltd. ("Raptor Ltd.")
            The Upper Mill Capital Appreciation Fund Ltd. ("Upper Mill")

Item 2(b).  Address of Principal Business Office or, if none, Residence:

            The principal business office of each of TIC, TPT, and Raptor L.P.
            is:

                600 Steamboat Road
                Greenwich, CT 06830

            The principal business office of Mr. Jones is:

                c/o Tudor Investment Corporation
                600 Steamboat Road
                Greenwich, CT 06830

            The principal business office of each of Tudor BVI, Raptor Ltd. and Upper Mill is:

                c/o CITCO
                Kaya Flamboyan 9
                Curacao, Netherland Antilles

Item 2(c).  Citizenship:

            TIC is a Delaware corporation
            Tudor BVI is a company organized under the laws of the British Virgin Islands
            Mr. Jones is a citizen of the United States
            Raptor L.P. is a Delaware limited partnership
            TPT is a Delaware limited liability company
            Raptor Ltd. and Upper Mill are companies organized under the laws of the Cayman Islands

Item 2(d).  Title of Class of Securities:
            Common Stock

Item 2(e).  CUSIP Number:

            96121E101

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a)  [  ]  Broker or Dealer registered under section 15 of the Act
         (b)  [  ]  Bank as defined in section 3(a)(6) of the Act
         (c)  [  ]  Insurance Company as defined in section 3(a)(19) of the Act
         (d)  [  ]  Investment Company registered under section 8 of the
                    Investment Company Act
         (e)  [  ]  Investment Adviser registered under section 203 of the
                    Investment Advisers Act of 1940
         (f)  [  ]  Employment Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see section 240.13d-1(b)(1)(ii)(F)
         (g)  [  ]  Parent Holding Company, in accordance with section 240.13d-
                    1(b)(1)(ii)(G) (Note: See Item 7)
         (h)  [  ]  Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

ITEM 4.  OWNERSHIP (AS OF JANUARY 25, 1999).

         (a) Amount Beneficially Owned:  See Item 9 of cover pages

         (b) Percent of Class:  See Item 11 of cover pages

         (c) Number of shares as to which such person has:

             (i)    sole power to vote or to direct the vote          See Item 5 of cover pages
                                                                     ------------------------------------------
             (ii)   shared power to vote or to direct the vote        See Item 6 of cover pages
                                                                     ------------------------------------------
             (iii)  sole power to dispose or to direct the disposition of    See Item 7 of cover pages
                                                                            -----------------------------------
             (iv)   shared power to dispose or to direct the disposition of  See Item 8 of cover pages
                                                                             ----------------------------------
                   --------------------------------------------------------------------------------------------

Item 5.  Ownership of Five Percent or Less of a Class.

                Not applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

                Not applicable

Item 7.  Identification and Classification of the Subsidiary Which Acquired the
           Security Being Reported on By the Parent Holding Company.

                Not applicable

Item 8.  Identification and Classification of Members of the Group.

                See cover pages

Item 9.  Notice of Dissolution of Group.

                Not applicable

Item 10.  Certification.

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                              Dated:  January 25, 1999

                              TUDOR INVESTMENT CORPORATION


                              By:       /s/ Andrew S. Paul
                                  ---------------------------------------------
                                  Andrew S. Paul
                                  Managing Director and General Counsel


                                    /s/ Paul Tudor Jones, II
                              -------------------------------------------------
                                  Paul Tudor Jones, II


                              TUDOR BVI FUTURES, LTD.

                              By: Tudor Investment Corporation,
                                  Trading Advisor


                                  By:          /s/ Andrew S. Paul
                                      -----------------------------------------
                                      Andrew S. Paul
                                      Managing Director and General Counsel

                              TUDOR PROPRIETARY TRADING, L.L.C.


                              By:       /s/ Andrew S. Paul
                                  ---------------------------------------------
                                  Andrew S. Paul
                                  Managing Director and General Counsel


                              THE RAPTOR GLOBAL FUND L.P.

                              By: Tudor Investment Corporation,
                                  General Partner


                                  By:          /s/ Andrew S. Paul
                                      -----------------------------------------
                                      Andrew S. Paul
                                      Managing Director and General Counsel


                              THE RAPTOR GLOBAL FUND LTD.

                              By: Tudor Investment Corporation,
                                  Investment Advisor


                                  By:          /s/ Andrew S. Paul
                                      -----------------------------------------
                                      Andrew S. Paul
                                      Managing Director and General Counsel


                              THE UPPER MILL CAPITAL APPRECIATION FUND LTD.

                                      By:  Tudor Investment Corporation,
                                      Sub-Investment Manager


                                      By:           /s/ Andrew S. Paul
                                             ----------------------------------
                                             Andrew S. Paul
                                             Managing Director and General
                                               Counsel